Exhibit (c)(1)
September 23, 2010
The Special Committee of the Board of Directors
BlueLinx Holdings Inc.
4300 Wildwood Pkwy
Atlanta, GA 30339
Ladies and Gentlemen:
On August 2, 2010, Cerberus ABP Investor LLC (“Cerberus”), a Delaware limited liability company controlled by Cerberus Capital Management, L.P. (“Cerberus Capital”) and its affiliated management companies, commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, $0.01 par value per share (the “Shares”), of BlueLinx Holdings Inc. (the “Company”) not owned by Cerberus and its affiliates, upon the terms and subject to the conditions set forth in the Offer to Purchase (as amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) contained in the Tender Offer Statement on Schedule TO filed by Cerberus with the Securities and Exchange Commission (“SEC”) on August 2, 2010 (as amended or supplemented from time to time, and together with exhibits thereto, the “Schedule TO”, which, together with the Offer to Purchase and the Letter of Transmittal, constitutes the “Tender Offer Documents”). On September 22, 2010, Cerberus amended the Offer to, among other things, increase the purchase price of the Offer to $4.00 per Share in cash without interest (the “Consideration”). We note that, as more fully described in the Tender Offer Documents, following consummation of the Offer, Cerberus intends to consummate a merger with the Company (the “Merger” and, together with the Offer, the “Transactions”) in which each remaining Share not owned by Cerberus and its affiliates will be converted into the right to receive $4.00 per share in cash without interest.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Shares (other than Cerberus and its affiliates) of the Consideration to be received by such holders pursuant to the Offer.
In arriving at our opinion, we have, among other things:
(1)	reviewed the terms and conditions of the Tender Offer Documents;

(2)	reviewed (a) the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company filed with the SEC on August 13, 2010 and (b) a draft of Amendment No. 1 to the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company to be filed with the SEC on or about September 27, 2010;

(3)	reviewed the Stockholder Agreement by and among the Company, Cerberus and Cerberus Capital entered into in connection with the Offer.

(4)	reviewed certain publicly available business and financial information relating to the Company;

(5)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company as of September 14, 2010 (such forecasts, the “Company Forecasts”);

The Special Committee of the Board of Directors
BlueLinx Holdings Inc.

(6)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(7)	reviewed the reported prices and trading activity of the Shares;

(8)	compared certain financial and stock market information of the Company with similar information of other companies we deemed relevant;

(9)	compared certain financial terms of the Offer to financial terms, to the extent publicly available, of other transactions we deemed relevant; and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading. With respect to the Company Forecasts, we have been advised by the Company, and have assumed, that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company.
Our opinion is limited to the fairness, from a financial point of view, to the holders of Shares (other than Cerberus and its affiliates) of the Consideration to be received by such holders in the Offer and no opinion or view is expressed with respect to any consideration to be received in connection with the Transactions by the holders of any other class of securities, creditors or other constituencies of any party. We express no view or opinion as to any terms or other aspects of the Transactions. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Consideration. In addition, we express no view as to the prices at which the Shares will trade at any time. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company other than certain third party real estate appraisals and broker opinions prepared at various times between 2004 and 2010 that were provided to us by, and discussed with, the Company’s management, nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address, and we express no view as to, the relative merits of the Transactions as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. In connection with our engagement, we were requested to solicit indications of interest from, and held discussions with, third parties regarding the possible acquisition of all of the Shares of the Company not owned by Cerberus and its affiliates. We are financial advisors only and have relied, without independent verification, upon the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

The Special Committee of the Board of Directors
BlueLinx Holdings Inc.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with its consideration of the Offer and related matters and will receive a fee in connection with the services rendered to the Special Committee. In addition, the Company has also agreed to reimburse us for our reasonable expenses, including attorneys’ fees and disbursements, and to indemnify us and related persons against certain liabilities relating to or arising out of our engagement. In the ordinary course of business, we and our affiliates may actively trade in the debt and equity securities, or options on securities, of the Company, for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates may provide in the future financial services to the Company, Cerberus or their respective affiliates and portfolio companies, for which we or such affiliates would expect to receive compensation.
The issuance of our opinion has been approved and authorized by our internal fairness opinion committee. Our advisory services and the opinion expressed herein are provided solely for the information of the Special Committee in its evaluation of the Offer and does not constitute an opinion or recommendation as to whether any holder of Shares should tender such Shares into the Offer or as to how any holder of Shares should vote in connection with the Transactions.
Based upon and subject to the foregoing, including the various assumption and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Shares (other than Cerberus and its affiliates) is fair, from a financial point of view, to such holders.
Very truly yours,

CITADEL SECURITIES LLC